EXHIBIT 99.1
Company Contact:
Steve Heit
President and Chief Financial Officer
800 524-2720
FOR IMMEDIATE RELEASE
CCA INDUSTRIES, INC. REPORTS FIRST QUARTER RESULTS
East Rutherford, NJ, April 17, 2013: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today its results for the first quarter ended February 28, 2013.
The Company reported total revenues for the first quarter ended February 28, 2013 of $11,799,649 and a net loss of $1,015,390 after a income tax benefit of $657,730. For the same period of 2012, the Company had revenues of $13,688,247 and net income of $87,534 after a provision for income taxes of $66,912. The basic and fully diluted loss per share for the first quarter of 2013 was $0.14 as compared to a basic and fully diluted earnings per share of $0.01 for same period of 2012.
“The Company's net sales and earnings for the first quarter were impacted by returns of certain of the Company's Gel Perfect nail polish color promotions sold during the fourth quarter of fiscal 2012. In addition the introduction of a new weight loss product was not successful. In early February 2013, Dunnan Edell who replaced me over two years ago as CEO tragically died of an unexpected heart attack. The majority of the board requested that until they could agree upon a replacement I temporally return as CEO, which I sadly accepted. I am now working with the Company's President Steve Heit and Drew Edell, Chief Operating Officer, to review our marketing strategies to regenerate the growth and profitability of all our brands as soon as possible. I believe we have sufficient working capital to achieve the aforementioned goals; and we are adding to the Company some new executives with proven marketing skills in our industry,” stated David Edell, Chief Executive Officer.
CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T” Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash 'N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.
Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended	February 28, 2013	February 29, 2012
Revenues	$11,799,649	$13,688,247

Net (Loss) Income	$(1,015,390)	$87,534

(Loss) Earnings per Share:
Basic	$(0.14)	$0.01
Diluted	$(0.14)	$0.01
Weighted Average Common Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442